UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): September 19, 2006
SUN NEW MEDIA INC.
(Exact name of Company as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	000-26347 (Commission File No.)	410985135 (I.R.S. Employer Identification No.)
P.O. Box 297
1142 South Diamond Bar Boulevard
Diamond Bar, California 91765
(Address of principal executive offices)
Company’s telephone number, including area code:
1-888-865-0901 ext. 322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On and effective as of September 19, 2006, the Board of Directors of Sun New Media, Inc. (the “Company”) appointed Thomas A. Schuler as Chief Financial Officer of the Company. Frank Zhao, the Company’s current Chief Financial Officer and Chief Investment Officer, has resigned as Chief Financial Officer and will continue to serve as Chief Investment Officer.
Before joining the Company, Mr. Schuler served from April 2005 as Chief Financial Officer of Auction Broadcasting Company LLC, a privately-held auto auction company. From November 1998 to November 2004, Mr. Schuler was an executive officer with Braun Consulting, Inc., a marketing strategy and technology consulting firm which was listed on the NASDAQ stock market until its acquisition by Fair Isaac Corporation in November 2004. Prior to being appointed Chief Financial Officer of Braun Consulting in 2004, Mr. Schuler served as Interim Chief Financial Officer (2002 to 2003), Senior Vice President of Corporate Development and Investor Relations (2001 to 2003) and Vice President Corporate Development and Investor Relations (1998 to 1999). From 1984 to 1998, Mr. Schuler held various corporate finance and investment banking positions with Professional Dental Associates, Oxford Resources, State Street Bank, Blalack-Loop and Lehman Brothers. Mr. Schuler holds an A.B. degree in from Harvard College where he majored in economics, and an M.B.A. from the University of California at Los Angeles.
A copy of the Service Agreement between the Company and Mr. Schuler dated September 19, 2006 is attached hereto as Exhibit 99.1.
Item 9.01      Financial Statements and Exhibits.
          (d)      Exhibits

Exhibit No.	Description

99.1	Service Agreement between the Company and Thomas A. Schuler dated September 19, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 25, 2006

SUN NEW MEDIA INC.
By:	/s/ Hwee Ling Ng
Hwee Ling Ng, Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Service Agreement between the Company and Thomas A. Schuler dated September 19, 2006.